Exhibit 1.  Articles of Incorporation.

ARTICLES OF INCORPORATION
STATE OF Nevada
Secretary of State
Filed November 4, 1996

Name of Corporation:  Blackhawk Holdings, Inc.

Resident Agent:  Nevada First Holdings, Inc.
1800 East Sahara Avenue, Suite 104, Las Vegas, NV 89104.

Number of Shares the corporation is authorized to issue:
Unlimited with no nominal par value.

Governing Board shall be styled as Directors. The First Board of Directors shall consist of 1 member, Chad Holtz, 1800 East Sahara Avenue, Suite 104, Las Vegas, NV 89104.

Signature of Incorporators: The names and address of each incorporator signing the articles: /s/ Chad Holtz, 1800 East Sahara Avenue, Suite 104, Las Vegas, NV 89104.